Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. REPORTS OPERATING

AND FINANCIAL RESULTS FOR THIRD QUARTER 2016

•	Continued efforts to strengthen salesforce and drive pre-need billings

•	Declared a quarterly cash distribution of $0.33 per limited partner unit

•	Conference call scheduled at 11 a.m. ET on Wednesday, November 9, 2016

TREVOSE, PA – November 9, 2016 —StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) has reported operating and financial results for the third quarter 2016.

Third Quarter Summary

	As of & for the Three Months Ended
	September 30,
	2016	2015 (Restated)
	(in thousands, except per unit data)
Revenues	$78,536	$81,768
Net loss	$(11,644)	$(3,258)
Distributable Cash Flow(1)	$11,071	$18,811
Distributable Available Cash(1)	$20,507	$32,214
Cash Distributions	$11,103	$20,823
per unit	$0.33	$0.66
Deferred Revenue	$896,752	$806,956

•	On a GAAP basis, the Partnership generated a net loss of $11.6 million for the third quarter 2016 compared with a net loss of $3.3 million for the prior year third quarter, an unfavorable change of $8.3 million. The change in earnings is primarily attributable to a $1.2 million decrease in cemetery revenue, a $1.7 million increase in cemetery expense, a $1.3 million increase in selling expense, and a $2.6 million increase in funeral home expenses.

•	Distributable cash flow(1), a non-GAAP measure, was $11.1 million for the third quarter 2016 compared with $14.0 million for the prior year third quarter, a decrease of $2.9 million. The change in distributable cash flow was primarily attributable to a $2.2 million increase in non-GAAP funeral home expenses, a $1.7 million increase in non-GAAP cemetery expense, a $1.4 million increase in non-GAAP selling expense, a $0.9 million increase in non-GAAP cost of goods sold, and a $1.1 million decrease in cemetery billings(2), partially offset by a $1.9 million increase in non-GAAP investment income from trusts.

(1)	Theses non-GAAP measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. A reconciliation of non-GAAP measures with the most directly comparable measures presented in accordance with GAAP is provided in the Financial and Operating Highlights table of this release (please see footnotes 1 and 3 to such table). Non-GAAP measures used by the Partnership should not be considered as alternatives to GAAP measures, and you should not consider such non-GAAP measures in isolation or as a substitute for the Partnership’s results as reported under GAAP.
(2)	Billings represent the value of contracts written, including sales of property during the relevant periods.

•	As previously announced, the Partnership declared a $0.33 distribution for the third quarter. Management of the Partnership believes that the reduced cash distribution, along with previously announced cost savings measures of approximately $6.0 million annually, will enhance StoneMor’s liquidity by approximately $12.0 million in quarterly cash savings.

Larry Miller, StoneMor’s President and CEO, commented, “As we indicated in our previous announcement, third quarter financial results were disappointing. We continue to work on upgrading the quality of our sales force through increased recruiting efforts and other initiatives. The pace of progress has been below our expectations, but we believe our recent results are the result of a lack of execution and not due to any broad changes in the industry. The fundamentals of our industry continue to be predictable death rates, favorable demographics and large barriers to entry in the cemetery space, of which StoneMor is one of only a few scale players. As we work on enhancing the quality and size of our sales force, we intend to provide updates on its expansion in an effort to provide visibility on our efforts and data points by which investors may monitor our progress.

“At October 31, 2016, we employed a total of 764 salespeople within our salesforce, which reflects a 67 person or 10% increase from September 30, 2016, and a 64 person increase from the prior year October. Our salesforce also includes other categories of team members, such as sales managers, that can close a sale. Of our total salesforce, our top 100 individuals are considered to be core producers, with average monthly sales of approximately $87,300 for the 3rd quarter 2016 and $81,300 for the nine months ended September 30, 2016, up 4% and 9% respectively from the prior year. The growth realized by this group reflects the positive underlying economics of our pre-need sales program and the industry in general. However, the number of individuals within our salesforce who made a sale during the 3rd quarter 2016 is down approximately 70 year over year to 679, or approximately 10%. To rectify this decline, we have launched a number of initiatives, including expansion of our training classes, engaging a national recruiting firm, increased our in-house recruiting efforts, and hired a national vice president of sales. The execution of these initiatives is evident in the recent increase in our salespeople, who are currently enrolled in our training classes, which can effectively train up to 80 people over a two week period. We expect these hiring successes to translate into productive salespeople over a three to six month span after training, with average monthly revenue per person of at least $20,000 to $25,000.

“We remain committed to creating a world-class salesforce dedicated to providing a wide range of burial products and services. We expect to overcome the challenges we encountered in our initial efforts to upgrade the team. We are equally committed to providing distributions to our unit holders. We believe the recent reduction in our quarterly cash distribution combined with the efforts we have taken and will continue to take to restructure the sales force and better control expenses will ultimately create a much stronger Partnership.”

The Partnership also noted that on November 9, 2016, it filed a Current Report on Form 8-K containing disclosure that it expects to amend its Form 10-K (“Form 10-K/A”) for the fiscal year ended December 31, 2015, and its Forms 10-Q (“Form 10-Q/A”) for the quarterly periods ended June 30, 2016 and March 31, 2016. The Partnership had previously disclosed that it would amend these filings in a Current Report on Form 8-K filed on September 2, 2016. In addition to the changes referenced in the Form 8-K filed on September 2, 2016, which consisted of adjustments to the allocation of net income (loss) to the General Partner and limited partners for purposes of calculating net income per limited partner unit and the capital accounts within partners’ capital on the consolidated balance sheets, the Partnership also expects to record additional adjustments to its consolidated financial statements for the periods referenced upon further review of those statements during an ordinary course review by the Securities and Exchange Commission. The extent of the changes is summarized within the Form 8-K filed on November 9, 2016. The Partnership expects to file its Form 10-K/A for the fiscal year ended December 31, 2015 and Forms 10-Q/A for the quarterly periods ended June 30, 2016 and March 31, 2016 upon completion of the ordinary course review by the Securities and Exchange Commission. Information set forth in this press release may be subject to change due to the additional time needed to finalize the Partnership’s restated financial statements for the prior periods described above.

Sean McGrath, StoneMor’s CFO, commented, “These additional adjustments consist of consolidated balance sheet reclassifications, clean-up of prior period entries that were previously determined to be immaterial to the financial statements, and other historical entries that relate to the GAAP recognition of customer contracts and the related obligations rather than generation of customer billings and related non-GAAP costs. While our team and I regret these amendments, we are working to remediate these legacy control failures in furtherance of our goal to provide financial information to our investors in accordance with generally accepted accounting principles that also meet the highest standards of integrity and transparency.”

McGrath continued, “I would also like to mention that the format of our earnings release has changed from previous quarters due principally to our adoption of the SEC’s new guidance with regard to non-GAAP measures. As I mentioned previously, we have been working with the Staff at the Securities and Exchange Commission during an ordinary course review of our filings, including our press release format, and this draft incorporates all comments received to date. These changes include, among other items, that we will no longer be able to provide Adjusted EBITDA as a performance metric within future earnings releases.”

Operating Highlights

Cemetery Operations

•	Cemetery contracts written for the third quarter 2016 were 27,404 compared 28,890 in the prior year third quarter.

•	GAAP cemetery margin declined to a loss of $1.6 million for the third quarter 2016, a decrease of $4.4 million compared to the third quarter 2015. Non-GAAP cemetery margin(1) was $9.2 million for the third quarter 2016 compared with $15.0 million for the prior year third quarter, a decrease of $5.8 million due principally to lower pre-need sales combined with higher cemetery costs. Non-GAAP cemetery margin percentage was approximately 14% for the third quarter 2016, compared with 22% in the prior year third quarter.

Funeral Home Operations

•	Funeral home calls for the third quarter 2016 were 3,984 compared with 3,814 in the prior year period.

•	GAAP funeral home margin was $0.2 million for the third quarter 2016, a decrease of $2.9 million compared to the third quarter 2015. GAAP funeral home margin percentage was approximately 1% for the third quarter 2016, compared with 21% in the prior year third quarter. Non-GAAP funeral home margin(1) was $3.6 million for the third quarter 2016 compared with $5.5 million for the prior year third quarter, a decrease of $1.9 million. Non-GAAP funeral home margin percentage was approximately 21% for the third quarter 2016, compared with 32% in the prior year third quarter.

Trust Investment Income

•	GAAP trust investment income was $6.8 million for the third quarter 2016, a decrease of $1.7 million compared to the third quarter 2015. Non-GAAP trust investment income(1) was $10.5 million for the third quarter 2016 compared with $8.7 million for the prior year third quarter.

•	Trust investment returns, including realized gains and losses and dividends (excluding realized gains on perpetual care trusts), net of fees, were 1.2% (4.9% annualized) for the third quarter 2016, compared with 1.1% (4.2% annualized) for the prior year third quarter.

Corporate Expenses, Liquidity and Capital Structure

•	Corporate overhead expenses for the third quarter 2016 were $10.1 million compared with $9.1 million for the prior year third quarter. Corporate overhead expenses, a non-GAAP measure excluding acquisition and related costs and non-cash stock compensation, for the third quarter 2016 were $8.0 million compared to $7.9 million for the prior year third quarter.

(1)	These non-GAAP measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. We define non-GAAP Cemetery margin as cemetery billings less cost of goods sold, cemetery, selling and general and administrative expenses, including certain billings and expenses which are deferred under GAAP, as well as excluding certain GAAP revenues and expenses. We define non-GAAP Funeral Home margin as Funeral Home billings less associated expenses, including certain billings and expenses which are deferred under GAAP, as well as excluding certain GAAP revenues and expenses. We define non-GAAP Trust Investment Income as investment income from trusts, including certain income, which is deferred under GAAP, as well as excluding certain GAAP income. A reconciliation of non-GAAP measures with the most directly comparable measures presented in accordance with GAAP is provided in the Financial and Operating Highlights table of this release. Please see footnotes 1 and 3 to such table. Non-GAAP measures used by the Partnership should not be considered as alternatives to GAAP measures, and you should not consider such non-GAAP measures in isolation or as a substitute for the Partnership’s results as reported under GAAP.

•	Interest expense was $5.9 million for the third quarter 2016 compared with $5.7 million for the prior year third quarter. Cash interest expense, a non-GAAP measure which excludes non-cash amortization of deferred finance costs and accretion of discounts, was $5.0 million for the third quarter 2016 compared with $4.9 million in the prior year third quarter.

•	On August 4, 2016, the Partnership entered into a new, $210 million revolving credit facility, replacing its previously existing facility. As of September 30, 2016, the Partnership had $316.2 million of total debt, including $151.1 million outstanding under its revolving credit facility. The Partnership had approximately $42.4 million available on its revolving credit facility at September 30, 2016, and $15.6 million of cash and cash equivalents as of the same date.

*      *      *

Investor Conference Call and Webcast

The Partnership will conduct a conference call to discuss third quarter 2016 financial results today, Wednesday, November 9, 2016 at 11:00 a.m. ET. The conference call can be accessed by calling (800) 668-9550. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. ET on November 23, 2016. The reservation number for the audio replay is 21821108. A live webcast of the conference call will also be available to investors who may access the call through the investors section of www.stonemor.com. An audio replay of the conference call will also be archived on the Partnership’s website at www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 317 cemeteries and 105 funeral homes in 28 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the restatement of StoneMor’s consolidated financial statements, status and progress of StoneMor’s operating activities, the plans and objectives of StoneMor’s management, assumptions regarding StoneMor’s future performance and plans, and any financial guidance provided or guidance related to StoneMor’s future distributions, as well as certain information in StoneMor’s other filings with the SEC and elsewhere, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend (including, but not limited to StoneMor’s intent to maintain or increase its distributions),” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements.

Forward-looking statements are based on management’s expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt, pay distributions, and increase its distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

StoneMor’s additional risks and uncertainties include, but are not limited to, the following: uncertainties associated with future revenue and revenue growth; uncertainties associated with the integration or anticipated benefits of recent acquisitions or any future acquisitions; StoneMor’s ability to complete and fund additional acquisitions; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to achieving operating improvements, including improving sales productivity and reversing negative trends in costs of goods sold, certain expenses, cemetery billings and investment income from trusts, strong cash flows, further deleveraging and liquidity enhancement; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	September 30,	December 31,
	2016	2015
		(Unaudited; As restated)
ASSETS
Current assets:
Cash and cash equivalents	$15,610	$15,153
Accounts receivable, net of allowance	75,324	68,415
Prepaid expenses.	7,048	5,367
Other current assets	26,531	22,241

Total current assets	124,513	111,176
Long-term accounts receivable, net of allowance	97,982	95,167
Cemetery property	337,245	334,457
Property and equipment, net of accumulated depreciation	118,158	116,127
Merchandise trusts, restricted, at fair value	504,604	464,676
Perpetual care trusts, restricted, at fair value	334,923	307,804
Deferred selling and obtaining costs	122,249	111,542
Deferred tax assets	181	181
Goodwill	70,572	69,851
Intangible assets	66,028	67,209
Other assets	17,684	16,167

Total assets	$1,794,139	$1,694,357

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$35,920	$29,989
Accrued interest	4,990	1,503
Current portion of long-term debt	2,144	2,440

Total current liabilities	43,054	33,932
Long-term debt, net of deferred financing costs	314,032	316,399
Deferred revenues	896,752	815,421
Deferred tax liabilities	17,876	17,747
Perpetual care trust corpus	334,923	307,804
Other long-term liabilities	25,955	21,508

Total liabilities	1,632,592	1,512,811

Partners’ capital:
General partner’s interest	(2,220)	15
Common limited partners’ interests	163,767	181,531

Total partners’ capital	161,547	181,546

Total liabilities and partners’ capital	$1,794,139	$1,694,357

See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report to be filed on Form 10-Q for the quarter ended September 30, 2016. The foregoing financial information is preliminary and may be subject to change in the Form 10-Q when it is filed with the SEC.

STONEMOR PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
		(As restated)		(As restated)
Revenues:
Cemetery:
Merchandise	$36,314	$37,570	$106,937	$105,972
Services	13,928	14,945	41,067	44,869
Investment and other	14,302	15,011	40,689	42,937
Funeral home:
Merchandise	6,656	6,588	20,681	19,913
Services	7,336	7,654	24,373	23,083

Total revenues	78,536	81,768	233,747	236,774

Costs and expenses:
Cost of goods sold (exclusive of depreciation)	11,721	12,195	34,483	35,357
Cemetery expense	19,926	18,245	53,267	53,789
Selling expense	15,931	14,647	46,898	44,326
General and administrative expense	9,522	8,819	27,719	27,340
Corporate overhead	10,058	9,115	30,106	28,627
Depreciation and amortization	2,927	3,311	9,147	9,207
Funeral home expense:
Merchandise	2,322	1,002	6,306	5,444
Services	6,070	5,432	18,672	16,728
Other	5,433	4,774	15,319	13,335

Total costs and expenses	83,910	77,540	241,917	234,153

Operating income (loss)	(5,374)	4,228	(8,170)	2,621
Other gains (losses), net .	(506)	(1,460)	(1,579)	(1,460)
Interest expense	(5,934)	(5,669)	(17,431)	(16,902)

Loss before income taxes	(11,814)	(2,901)	(27,180)	(15,741)
Income tax benefit (expense)	170	(357)	(590)	(671)

Net loss	$(11,644)	$(3,258)	$(27,770)	$(16,412)

Allocation of net loss attributable to limited partners and the general partner:
General partner’s interest	$(130)	$1,021	$2,043	$2,605
Limited partners’ interest	(11,514)	(4,279)	(29,813)	(19,017)
Net loss attributable to common limited partners per unit (basic and diluted)	$(0.32)	$(0.14)	$(0.87)	$(0.63)

Weighted average limited partner units outstanding:
Basic and diluted	35,470	31,491	34,287	30,011

See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report to be filed on Form 10-Q for the quarter ended September 30, 2016. The foregoing financial information is preliminary and may be subject to change in the Form 10-Q when it is filed with the SEC.

STONEMOR PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in thousands)

	Nine months Ended September 30,
	2016	2015
		(As restated)
Cash Flows From Operating Activities:
Net loss	$(27,770)	$(16,412)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	6,773	7,506
Depreciation and amortization	9,147	9,207
Non-cash compensation expense	1,468	824
Non-cash interest expense	2,510	2,207
Other gains (losses), net	975	(1,540)
Changes in assets and liabilities:
Accounts receivable, net of allowance	(9,167)	(4,838)
Merchandise trust fund	(13,248)	(33,403)
Other assets	(6,270)	(6,740)
Deferred selling and obtaining costs	(10,716)	(10,959)
Deferred revenue	53,996	60,516
Deferred taxes (net)	(245)	(40)
Payables and other liabilities	11,034	5,702

Net cash provided by operating activities	18,487	12,030

Cash Flows From Investing Activities:
Cash paid for capital expenditures	(9,655)	(11,033)
Cash paid for acquisitions	(10,550)	(13,100)
Proceeds from asset sales	1,896	—

Net cash used in investing activities	(18,309)	(24,133)

Cash Flows From Financing Activities:
Cash distributions	(68,062)	(56,689)
Proceeds from borrowings	207,868	102,323
Repayments of debt	(207,700)	(99,945)
Proceeds from issuance of common units	74,535	67,871
Cost of financing activities	(6,362)	(66)

Net cash provided by financing activities	279	13,494

Net increase (decrease) in cash and cash equivalents	457	1,391
Cash and cash equivalents - Beginning of period	15,153	10,401

Cash and cash equivalents - End of period	$15,610	$11,792

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,434	$10,918
Cash paid during the period for income taxes	$3,114	$4,167
Non-cash investing and financing activities:
Acquisition of assets by financing	$505	$593
Acquisition of assets by assumption of directly related liability	$—	$876

See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report to be filed on Form 10-Q for the quarter ended September 30, 2016. The foregoing financial information is preliminary and may be subject to change in the Form 10-Q when it is filed with the SEC.

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING DATA

(unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Financial Data:
Net loss (in thousands)	$(11,644)	$(3,258)	$(27,770)	$(16,412)
Net loss per limited partner unit – basic and diluted	$(0.32)	$(0.14)	$(0.87)	$(0.63)
Distributable Available Cash(1) (in thousands)	$20,507	$32,214	$56,897	$64,320
Cash distributions paid	$11,103	$20,823	$57,777	$59,564
Cash distributions paid per unit(2)	$0.33	$0.66	$1.65	$1.95
Operating Data:
Interments Performed	13,127	12,878	40,161	41,514
Interment rights sold (3):
Lots	8,469	8,086	23,710	23,980
Mausoleum crypts (including pre-construction)	419	446	1,471	1,779
Niches	426	441	1,181	1,285

Net interment rights sold(3)	9,314	8,973	26,362	27,044

Number of cemetery contracts written	27,404	28,890	81,800	86,516
Aggregate contract billings (in thousands, excluding interest)	$65,546	$67,643	$193,202	$200,959
Average billings per contract (excluding interest)	$2,392	$2,341	$2,362	$2,323
Number of pre-need cemetery contracts written	12,795	13,799	36,955	39,847
Aggregate pre-need contract billings (in thousands, excluding interest)	$40,842	$42,492	$116,860	$122,397
Average billings per pre-need contract (excluding interest)	$3,192	$3,079	$3,162	$3,072
Number of at-need cemetery contracts written	14,609	15,091	44,845	46,669
Aggregate at-need contract billings (in thousands excluding interest)	$24,704	$25,151	$76,342	$78,562
Average billings per at-need contract (excluding interest)	$1,691	$1,667	$1,702	$1,683
Funeral home calls	3,984	3,814	12,747	11,792

(1)	These non-GAAP measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. A reconciliation of GAAP net loss to Distributable Cash Flow and Distributable Available Cash is provided in the financial tables of this release. Please see footnotes 1 and 3 to the Financial and Operating Highlights table of this release.
(2)	Represents the cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective period.
(3)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING HIGHLIGHTS

(unaudited; in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Reconciliation of net loss to non-GAAP measure(1):
Net loss	$(11,644)	$(3,258)	$(27,770)	$(16,412)
Acquisition and related costs	1,369	963	4,622	1,648
Depreciation and amortization	2,927	3,311	9,147	9,207
Non-cash amortization of cemetery property	2,330	2,589	6,773	7,506
Non-cash interest expense	976	740	2,510	2,207
Non-cash stock compensation expense	648	277	1,468	824
Maintenance capital expenditures(2)	(1,129)	(1,632)	(5,422)	(5,011)
Non-cash income tax benefit (expense)	(496)	507	345	777
Other gains (losses), net	506	(1,540)	2,862	(1,540)
Net operating profit deferral from non-delivered merchandise and services(3)	15,584	12,089	47,209	49,948

Distributable Cash Flow (1)	$11,071	$14,046	$41,744	$49,154

Supplemental Summary(1,3):
Pre-need cemetery billings	$40,842	$42,492	$116,860	$122,397
At-need cemetery billings	24,704	25,151	76,342	78,562
Other cemetery billings(4)	2,192	1,154	8,066	4,198

Total cemetery billings	67,738	68,797	201,268	205,157
Funeral home billings	17,418	17,077	54,269	50,226
Non-GAAP investment income from trusts	10,547	8,691	30,408	36,317
Interest income	2,197	2,233	6,678	6,617

Total billings and other non-GAAP income	97,900	96,798	292,623	298,317

Non-GAAP cost of goods sold(5)	(9,673)	(8,743)	(26,959)	(26,092)
Cemetery expense	(19,926)	(18,245)	(53,267)	(53,789)
Non-GAAP selling expense	(19,456)	(18,034)	(56,643)	(56,276)
General and administrative expense	(9,522)	(8,819)	(27,719)	(27,340)

Total non-GAAP cemetery expenses	(58,577)	(53,841)	(164,588)	(163,497)
Non-GAAP funeral home expense	(13,798)	(11,625)	(41,687)	(36,911)
Non-GAAP cash corporate overhead(6)	(8,041)	(7,875)	(24,016)	(26,155)

Total non-GAAP costs and expenses	(80,416)	(73,341)	(230,291)	(226,563)

Non-GAAP interest expense(7)	(4,958)	(4,929)	(14,921)	(14,695)
Non-GAAP income tax benefit (expense)	(326)	150	(245)	106
Cash gain (loss) on settlement(8)	—	(3,000)	—	(3,000)
Maintenance capital expenditures(2)	(1,129)	(1,632)	(5,422)	(5,011)

Total other non-GAAP costs and expenses	$(6,413)	$(9,411)	$(20,588)	$(22,600)

Distributable Cash Flow(1)	$11,071	$14,046	$41,744	$49,154
Discretionary adjustments considered by the Board of Directors of the General Partner in the determination of quarterly cash distributions:
Non-recurring legal settlement(8)	—	3,000	—	3,000
Non-recurring impact from early repayment marketing program(9)	—	1,765	—	1,765

	11,071	18,811	41,744	53,919
Distributable Cash Flow with discretionary adjustments by the Board of Directors of the General Partner	—	—	—	—
Cash on hand – beginning of period	9,436	13,403	15,153	10,401

Distributable Available Cash(1)	$20,507	$32,214	$56,897	$64,320

Cash distributions paid(10)	$11,103	$20,823	$57,777	$59,564
per limited partner unit	$0.33	$0.66	$1.65	$1.95
Excess of Distributable Available Cash after cash distributions paid(11)	$9,404	$11,391	$(880)	$4,756

(1)	Although not prescribed under generally accepted accounting principles (“GAAP”), the Partnership’s management believes the presentation of its non-GAAP measures, including Distributable Cash Flow (“DCF”) and Distributable Available Cash, is relevant and useful because management uses these non-GAAP measures in managing the Partnership’s business and measuring the operating performance of the Partnership. In addition, management believes it allows for easier comparison of its results with other master limited partnerships (“MLP”), and is a critical component in the determination of quarterly cash distributions. As a MLP, the Partnership is required to distribute 100% of available cash, subject to cash reserves established by its general partner and as defined in its limited partnership agreement (excluding cash held in merchandise and perpetual care trusts, “Available Cash”), to investors on a quarterly basis, in compliance with applicable Delaware law. The Partnership refers to Available Cash prior to the establishment of cash reserves as Distributable Available Cash. DCF and Distributable Available Cash should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. While the Partnership’s management believes that its presentation format of DCF and Distributable Available Cash is generally consistent with the common practice of other MLPs, such metrics may not be consistent and, as such, may not be comparable to measures reported by other MLPs, who may use other adjustments related to their specific businesses. Non-GAAP measures, including DCF and Distributable Available Cash, are supplemental measures used by the Partnership’s management and by external users of the Partnership’s financial statements such as investors, lenders under the Partnership’s credit facility, research analysts, rating agencies and others to assess its:

•	Operating performance as compared to other publicly traded partnerships, without regard to financing methods, historical cost basis or capital structure;

•	Ability to generate sufficient cash flows to support its distributions to unitholders;

•	Ability to incur and service debt and fund acquisitions and growth opportunities; and

Non-GAAP measures used by the Partnership include (i) certain billings and related expenses that are deferred in accordance with GAAP because certain delivery and performance requirements have not yet been met during the period the contracts were written, and (ii) exclude certain revenues and related expenses that are recognized in accordance with GAAP due to their inclusion in non-GAAP measures during earlier periods when the contracts were written. A portion of the cash received with regard to billings that are deferred under GAAP is held in trust until the Partnership meets certain delivery and performance requirements. See footnote 3 below.

DCF is determined by adjusting net income (loss) for non-cash, non-recurring and other items, such as maintenance capital expenditures. Distributable Available Cash is then determined by adding cash on hand at the beginning of the period to DCF.

A supplemental reconciliation of non-GAAP measures to the comparable GAAP measures is provided below:

	Three Months Ended				Three Months Ended
	September 30, 2016				September 30, 2015
	(unaudited; in thousands)
	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results
Investment income from trusts	$6,812	$3,735	$—	$10,547	$8,521	$170	$—	$8,691
Cost of goods sold(5)	11,721	282	(2,330)	9,673	12,195	(863)	(2,589)	8,743
Selling expense	15,931	3,525	—	19,456	14,647	3,387	—	18,034
Funeral home expenses	13,825	(27)	—	13,798	11,208	417	—	11,625
Corporate overhead(6)	10,058	—	(2,017)	8,041	9,115	—	(1,240)	7,875
Interest expense	5,934	—	(976)	4,958	5,669	—	(740)	4,929
Income tax expense (benefit)	(170)	—	496	326	357	—	(507)	(150)
Cemetery margin	(1,566)	8,397	2,330	9,161	2,837	9,530	2,589	14,956
Funeral home margin	167	3,453	—	3,620	3,065	2,387	—	5,452

	Nine Months Ended					Nine Months Ended
	September 30, 2016					September 30, 2015
	(unaudited; in thousands)
	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results
Investment income from trusts	$18,129	$12,279	$—	$30,408	$21,989	$14,328	$—	$36,317
Cost of goods sold(5)	34,483	(751)	(6,773)	26,959	35,357	(1,759)	(7,506)	26,092
Selling expense	46,898	9,745	—	56,643	44,326	11,950	—	56,276
Funeral home expenses	40,297	1,390	—	41,687	35,507	1,404	—	36,911
Corporate overhead(6)	30,106	—	(6,090)	24,016	28,627	—	(2,472)	26,155
Interest expense	17,431	—	(2,510)	14,921	16,902	—	(2,207)	14,695
Income tax expense (benefit)	590	—	(345)	245	671	—	(777)	(106)
Cemetery margin	2,002	26,622	8,056	36,680	4,283	29,871	7,506	41,660
Funeral home margin	4,274	8,308	—	12,582	7,567	5,748	—	13,315

(2)	Maintenance capital expenditures include those capitalized costs that the Partnership incurs to maintain its properties and equipment as well as corporate expenditures.
(3)	Consists of adjustments to (i) include certain billings and related expenses deferred in accordance with GAAP because certain delivery and performance requirements have not yet been met during the period the contracts were written, and (ii) exclude certain revenues and related expenses that are recognized in accordance with GAAP due to their inclusion in non-GAAP measures during earlier periods when the contracts were written. The Partnership’s management has provided this data to present its results in a manner consistent with its internal managerial accounting practices. Under these practices, billings are recognized at their contract value at the point in time at which the contract is written, less a historic cancellation reserve, while all related costs are expensed in the period the contract is recognized as revenue. In contrast, GAAP requires the Partnership defer all billings and the direct costs associated with these billings, until it meets certain delivery and performance requirements. Under GAAP, the Partnership recognizes pre-need cemetery sales for sales of burial lots and mausoleum crypts when the product is constructed and at least 10% of the sales price is collected, while other products are recognized when the criteria for delivery under GAAP are met, which include purchase of the product, delivery and installation, and transfer of title, among other items. The nature of the Partnership’s business is such that there is no meaningful relationship between the time that elapses from the date a contract is executed and the date the underlying merchandise is delivered or the service, delivery and performance requirements are met. Further, certain factors affecting this time period, such as weather and supplier issues, are out of its control. As a result, during a period of growth, operating profits as defined by GAAP will tend to lag behind operating profits on this alternative view because of the deferral of billings required under GAAP. The Partnership’s management believes that the data presented herein is relevant and useful to its investors so as to better understand its operating performance and allow for easier comparison to other MLPs. Refer to footnote 1 for more information.
(4)	The results for the nine months ended September 30, 2016 include a gain on sale of real property during the current period of $1.3 million.
(5)	The non-GAAP measure excludes non-cash amortization of cemetery property.
(6)	The non-GAAP measure excludes non-cash stock compensation expense and acquisition and related costs.
(7)	Excludes non-cash amortization of deferred finance costs and other non-cash items.
(8)	Consists of the estimated non-recurring settlement cost and associated legal fees of a litigation matter. The Board of Directors and management of the General Partner deemed this item as non-recurring and excluded the impact in its determination of DCF and Distributable Available Cash for the period after consideration of the item’s characteristics, including, but not limited to, the type of litigation and the amount of the settlement.
(9)	Consists of the non-recurring reduction of pre-need cemetery revenues resulting from the Partnership’s early payment marketing program, which offers certain discounts for installment pre-need sales if paid in full within specific dates. The Board of Directors and management of the General Partner considered this item as non-recurring and excluded the impact in its determination of DCF and Distributable Available Cash for the period as they do not expect to offer such programs in future periods.
(10)	Represents cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, based upon the DCF and Distributable Available Cash generated during the respective period.
(11)	The Partnership seeks to at least maintain its current cash distribution in future quarterly periods, and expects to only increase such cash distributions when future DCF and Distributable Available Cash amounts allow for it and are expected to be sustained. The Partnership’s determination of quarterly cash distributions and its resulting determination of the amount of excess (shortfall) those cash distributions generate in comparison to DCF and Distributable Available Cash are based upon its assessment of numerous factors, including but not limited to the variability of cash flow from the Partnership’s pre-need and at-need sales and its trust investments performance, interest rate movements, and financial leverage. The Partnership also considers its historical trailing four quarters of excess or shortfalls and future forecasted excess or shortfalls that its cash distributions generate in comparison to DCF and Distributable Available Cash due to the variability of its DCF and Distributable Available Cash generated each quarter, which could have more or less excess (shortfalls) generated quarter to quarter.